EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Third Quarter Ended June 30, 2019

MCLEAN, Va., Aug. 05, 2019 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2019. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investor relations section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2019	March 31, 2019	Change	% Change

Total investment income	$12,886	$12,522	$364	2.9%
Total expenses, net of credits	(6,673)	(6,505)	(168)	2.6
Net investment income	6,213	6,017	196	3.3
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized gain (loss)	(807)	2,302	(3,109)	(135.1)
Net unrealized appreciation	3,450	1,011	2,439	241.2
Net increase (decrease) in net assets resulting from operations	8,856	9,330	(474)	(5.1)
Weighted average yield on interest-bearing investments	11.8%	12.0%	(0.2)%	(1.7)
Total invested	$59,150	$3,946	$55,204	1,399.0
Total repayments and net proceeds	41,850	51,529	(9,679)	(18.8)

As of:	June 30, 2019	March 31, 2019	Change	% Change
Total investments, at fair value	$407,559	$387,720	$19,839	5.1%
Fair value, as a percent of cost	96.3%	95.3%	1.0%	1.0
Net asset value per common share	$8.23	$8.11	$0.12	1.5

Third Fiscal Quarter 2019 Highlights:

  Portfolio Activity: Invested $58.0 million in five new portfolio companies and $1.2 million in existing portfolio companies. Received $41.2 million in repayments, including the $30.0 million payoff of our investment in IA Tech, LLC, at par.
  Investment Income: Received $1.7 million in prepayment and other fee income, representing a 21.3% increase over the prior quarter and lifting total investment income to a record $12.9 million.
  Equity Issuance: Issued 939,015 shares of common stock at a weighted-average price of $9.34 per share, or 113% of NAV, through our at-the-market program generating net proceeds of $8.6 million.
  Distributions and Dividends: Maintained our monthly common stock distribution of $0.07 per share and monthly preferred stock dividend of $0.125 per share on the Company’s 6.00% Series 2024 Term Preferred Stock.

Third Fiscal Quarter 2019 Results:

Interest income increased by $0.1 million, or 0.5%, due to a $4.3 million increase in the weighted average principal balance of our interest-bearing portfolio, partially offset by the decrease in the weighted average yield quarter over quarter. Other income increased by $0.3 million, or 21.3%, quarter over quarter, primarily driven by prepayment fees received associated with the exit of IA Tech, LLC. Total expenses increased by 2.6% period over period, primarily due to an increase in incentive fees due to higher pre-incentive fee net investment income.

Net Investment Income for the quarter ended June 30, 2019 was $6.2 million, an increase of 3.3% as compared to the prior quarter, or $0.21 per share.

The Net Increase in Net Assets Resulting from Operations for the quarter ended June 30, 2019 was $8.9 million, or $0.30 per share, compared to a net increase of $9.3 million, or $0.33 per share for the quarter ended March 31, 2019. The current quarter increase was primarily due to $3.6 million of net unrealized appreciation of investments, partially offset by an $0.8 million net realized loss on investments.

Subsequent Events:  Subsequent to June 30, 2019, the following significant events occurred:

  Portfolio Activity:
    In July 2019, our debt investment in PIC 360, LLC was repaid at par for net proceeds of $2.6 million.
    In August 2019, we invested an additional $5.0 million in Sea Link International IRB, Inc, an existing portfolio company, through secured second lien debt.
  Distributions and Dividends Declared: In July 2019, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to preferred shareholders:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2024 Term Preferred Share
July 22, 2019	July 31, 2019	$0.07	$0.125
August 20, 2019	August 30, 2019	0.07	0.125
September 17, 2019	September 30, 2019	0.07	0.125
	Total for the Quarter	$0.21	$0.375

Comments from Gladstone Capital’s President, Bob Marcotte: “We entered the quarter well prepared for the elevated level of prepayment activity we experienced which allowed us to increase our assets and net interest income for the period while higher prepayment and other fee income drove much of the investment income increase for the quarter. Notwithstanding the competitive market conditions for senior debt, we are continuing to outpace prepayments and prudently grow our investment portfolio. In the near term we will continue to focus our efforts on deploying our approximate $75 million of incremental investment capacity to grow our core net interest earnings and enhance the returns to our shareholders.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, August 6, 2019, at 8:30 a.m. EDT. Please call (855) 465-0177 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 13, 2019. To hear the replay, please dial (855) 859-2056 and use conference number 5169569. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company’s website through October 6, 2019.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Including distributions through today, the Company has paid 198 consecutive monthly or quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2019, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forwardlooking statements that may be made to reflect any future events or otherwise, except as required by law.